SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Oct. 31, 2008

Northern States Power Company

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

000-31387	41-1967505
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                       Other Events.

On October 31, 2008, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, and enXco, an EDF Energies Nouvelles Company, announced plans to develop 351 megawatts of wind power in Minnesota and North Dakota by the end of 2011. Once developed, project ownership will be transferred to NSP-Minnesota.

The agreement targets approximately $900 million in investment over three years and stems from a competitive bidding process launched late last year, pursuant to NSP-Minnesota’s plan for meeting state renewable requirements and commitments.  Under the agreement, NSP-Minnesota will seek necessary regulatory approvals to develop a 201-megawatt project in southwestern Minnesota and a 150-megawatt project in southeastern North Dakota.  If approved, the projects are expected to become operational between 2010 and 2011.  Attached as Exhibits to this Current Report on Form 8-K are NSP-Minnesota’s press releases, which are incorporated herein by reference.

The matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially are included in risk factors listed from time to time by Xcel Energy and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including in Item 1A. Risk Factors, Item 7. Management’s Discussions and Analysis of Financial Condition and Results of Operations and Exhibit 99.01 of Xcel Energy’s and NSP-Minnesota’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008.

Item 9.01.                           Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.01	Press release dated Oct. 31, 2008 (Minnesota).

99.02	Press Release dated Oct. 31, 2008 (North Dakota).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company
(a Minnesota Corporation)

By	/s/ Benjamin G.S. Fowke III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

Nov. 3, 2008